Date

First Name Last Name
Street Address
Street Address
City, State Zip

Dear First Name:

These are exciting times for National Bank and Trust (NB&T) and our customers. In August, we announced that NB&T will merge into Peoples Bank, a community bank headquartered in Marietta, Ohio. Peoples Bank is a strong financial services institution which has been doing business for more than 110 years. Currently, Peoples Bank has offices throughout Ohio, West Virginia and in Kentucky. Pending shareholder approval, the transition is expected to be completed on March 6, 2015.

What this means to you
As an NB&T customer, your accounts will be transitioned to Peoples Bank. We are already working to ensure a smooth transition so you can start enjoying many of the additional services Peoples Bank provides. On Monday, March 9, you will find that NB&T offices have become offices of Peoples Bank and your accounts will be Peoples Bank accounts. Although the name on the sign will change, you will continue to see familiar faces at all of the former NB&T locations.

Why this is great news for you
As a Peoples Bank customer, you will gain access to a community bank with 81 locations (including the 22 NB&T locations), easy-to-use technology to conveniently manage your accounts, a wider array of financial services and more than 800 associates eager to work with you to build your financial success. Peoples Bank can provide you with the right products, services, and financial expertise to help meet your personal or business goals.

Peoples Bank and your community
For more than 110 years, Peoples Bank has been making a difference in the communities that it serves. Peoples Bank is making a difference because we are part of the community-the associates live, work and raise families here. Beyond products and services, Peoples Bank has demonstrated its commitment to its communities through donations and time and resources volunteered by its employees. Together we are building stronger communities.

Welcome Packet coming to you
Important transition information is enclosed and soon you will receive a more detailed Welcome Packet. The Welcome Packet will contain the information you will need to make the transition to Peoples Bank - we have made it as easy as possible, but we encourage you to review all transition materials carefully. NB&T and Peoples Bank associates are available to help you in any way possible. If you have questions, please stop by any NB&T location or call us at 800-837-3011.

Opening doors
We are excited about this transition. Over the years, NB&T has worked to provide you with quality products delivered with the personalized expertise of our employees. After the merger, you will see the same branch personnel and receive the same attention you have been accustomed to, yet with additional product and service options. The door is open; the Peoples’ team is eager to get to know you. Come see us soon.

Sincerely,

John Limbert                         Ed Reilly
President and CEO                     EVP, Regional President
National Bank and Trust                     Peoples Bank